EXHIBIT 5.1

[Letterhead of Meitar Liquornik Geva & Leshem Brandwein]

November 10, 2003

M-Systems Flash Disk Pioneers Ltd.

7 Atir Yeda Street

Kfar Saba, 44425 Israel

Re:  Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to M-Systems Flash Disk Pioneers Ltd., an Israeli company (the "Company"), in connection with the preparation of the Registration Statement on Form F-3, File No. 333-109338 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission").  The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of up to 6,500,000 of the Company`s Ordinary Shares, par value New Israeli Shekel 0.001 per share (the "Ordinary Shares").

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the form of Registration Statement; (ii) copies of the Memorandum of Association and Articles of Association, as amended (the "Articles of Association", of the Company; and (iii) resolutions adopted to date by the Board of Directors of the Company (the "Board of Directors") relating to the Registration Statement and the issuance of the Ordinary Shares.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of opinion as follows:

Upon the Board of Directors and the duly authorized officers of the Company having taken all necessary corporate action to approve the issuance of the Ordinary Shares, and the Company receiving consideration per share of the Ordinary Shares in such amount and in such form as may be determined by the Board of Directors or by the duly authorized officers of the Company, the Ordinary Shares will be duly authorized, validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the appearance of our firm's name under the heading "Validity of Securities" in the Registration Statement.

Very truly yours,

/s/ Meitar Liquornik Geva & Leshem Brandwein

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